                                   ISI FUNDS
                    AMENDED AND RESTATED SERVICES AGREEMENT

   AGREEMENT made as of the 23 day of September, 2005, by and between Citigroup Fund Services, LLC ("Citigroup"), a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 and the successor-in-interest by statutory merger to the assets and liabilities of Forum Administrative Services, LLC, Forum Accounting Services, LLC and Forum Shareholder Services, LLC (each, a "Citigroup Service Provider") and each of ISI Strategy Fund, Inc., Managed Municipal Fund, Inc., North American Government Bond Fund, Inc. and Total Return US Treasury Fund, Inc. (each a "Company" or "Fund"), corporations organized under the laws of the State of Maryland, with their principal office and place of business at 535 Madison Avenue, 30th Floor, New York, NY 10022.

   WHEREAS, each Company and Forum Service Provider entered into certain service agreements on May 24, 2002, as amended and restated on May 1, 2004 (the "Original Services Agreements");

   WHEREAS, each Forum Service Provider was acquired by Citibank N.A. on December 18, 2003 and, effective July 1, 2005 each Forum Service Provider was merged into Citigroup, which succeeded to the assets and liabilities of each Forum Service Provider on that date;

   WHEREAS, each Company is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company and may issue its shares ("Shares") in separate series and classes;

   WHEREAS, each Company offers Shares in a single series and may in the future offer Shares in various other series as listed in Appendix A hereto from time to time (each such series, together with all other series subsequently established by a Company and made subject to this Agreement being herein referred to as a "Fund," and collectively as the "Funds"), and the Companies may in the future offer Shares of various classes of each Fund as listed in Appendix A hereto from time to time (each such class together with all other classes subsequently established by a Company in each Fund being herein referred to as a "Class," and collectively as the "Classes");

   WHEREAS, each Company desires that Citigroup provide various administration, fund accounting and transfer agency services to the Company, and Citigroup is willing to provide those services on the terms and conditions set forth in this Agreement;

   NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, each Company and Citigroup hereby agree to amend and restate the Agreement as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

   (a) Each Company hereby appoints Citigroup, and Citigroup hereby agrees, to act as administrator, fund accountant and transfer agent of the Company for the period and on the terms set forth in this Agreement.

   (b) In connection therewith, each Company has delivered to Citigroup copies of: (i) its Articles of Incorporation and Bylaws (collectively, as amended from time to time, "Organic Documents"); (ii) its Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement"); (iii) the current Prospectus and Statement of Additional Information of each of its Funds (collectively, as currently in effect and as amended or supplemented, the "Prospectus"); (iv) each plan of distribution or similar document adopted by it under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by it ("Service Plan"); and (v) all procedures adopted by it with respect to the Funds, and shall promptly furnish Citigroup with all amendments of or supplements to the foregoing. Each Company shall deliver to Citigroup a certified copy of the resolution of its Board of Directors (the "Board") appointing Citigroup and authorizing the execution and delivery of this Agreement.

SECTION 2. DUTIES OF CITIGROUP

   (a) Subject to the direction and control of each Board and the provisions of this Agreement, Citigroup shall provide the services set forth in Appendix B (the "Services Schedule").

   (b) Citigroup shall provide such other services and assistance relating to the affairs of each Company as the Company may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

   (c) Citigroup shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and Rule 31a-1 thereunder, as further specified in the Services Schedule. The books and records pertaining to a Company that are in possession of Citigroup shall be the property of the Company. The Company, or the Company's authorized representatives, shall have access to such books and records at all times during Citigroup's normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided promptly by Citigroup to the Company or the Company's authorized representatives at the Company's expense. Subject to section 5(b) of this Agreement, in the event a Company designates a successor that shall assume any of Citigroup's obligations hereunder, Citigroup shall, at the direction of the Company, transfer to such successor all relevant books, records and other data established or maintained by Citigroup under this Agreement.

   (d) Citigroup and each Company agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as MAY PERMITTED UNDER THIS AGREEMENT OR AS MAY be required by law.

   (e) In case of any requests or demands for the inspection of the Shareholder records of a Company, Citigroup will endeavor to notify the Company and to secure instructions from an authorized officer of the Company as to such inspection. Citigroup shall abide by the Company's instructions for granting or denying the inspection; PROVIDED, HOWEVER, that Citigroup may grant the inspection without instructions if Citigroup is advised by counsel to Citigroup that failure to do so will result in liability to Citigroup.

   (f) Nothing contained herein shall be construed to require Citigroup to perform any service that could cause Citigroup to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Fund's Prospectus or any provision of the 1940 Act. Except with respect to Citigroup's duties as set forth in this Section 2 and except as otherwise specifically provided herein, each Company assumes all responsibility for ensuring that the Company complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Company. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

   (g) In order for Citigroup to perform the services required by this
Section 2, each Company (i) shall cause all service providers to that Company to furnish any and all information to Citigroup, and assist Citigroup as may be required and (ii) shall ensure that Citigroup has access to all records and documents maintained by the Company or any service provider to the Company.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

   (a) Citigroup shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Citigroup in writing. Citigroup shall use its best judgment and efforts in rendering the services described in this Agreement. Citigroup shall not be liable to a Company or any of the Company's shareholders for any action or inaction of Citigroup relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of Citigroup's duties or obligations under this Agreement or by reason of Citigroup's reckless disregard of its duties and obligations under this Agreement.

   (b) Each Company agrees to indemnify and hold harmless Citigroup, its employees, agents, directors, officers and managers and any person who controls Citigroup within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), ("Citigroup Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to Citigroup's actions taken or failures to act with respect to that Company and its Funds that are consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d) (a "Citigroup Claim"). A Company shall not be required to indemnify any Citigroup Indemnitee if, prior to confessing any Citigroup Claim against the Citigroup Indemnitee, Citigroup or the Citigroup Indemnitee does not give the Company written notice of and reasonable opportunity to defend against the Citigroup Claim in its own name or in the name of the Citigroup Indemnitee.

   (c) Citigroup agrees to indemnify and hold harmless each Company, its employees, agents, directors, officers and managers ("Company Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to
(i) Citigroup's actions taken or failures to act with respect to that Company and its Funds that are not consistent with the standard of care set forth in
Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d), or (ii) any breach of Citigroup's representation set forth in Section 13 (a "Company Claim"). Citigroup shall not be required to indemnify any Company Indemnitee if, prior to confessing any Company Claim against the Company Indemnitee, the Company or the Company Indemnitee does not give Citigroup written notice of and reasonable opportunity to defend against the Company Claim in its own name or in the name of the Company Indemnitee.

   (d) A Citigroup Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon:

   (i) the advice of a Company or of counsel, who may be counsel to that Company or counsel to Citigroup, and upon statements of accountants, brokers and other persons reasonably believed in good faith by Citigroup to be experts in the matter upon which they are consulted;

   (ii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by a person or persons authorized by the Board or by the Administrator to give such oral instruction. Provided that Citigroup has such reasonable belief, Citigroup shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

   (iii) any written instruction or certified copy of any resolution of the Board, and Citigroup may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Citigroup to have been validly executed; or

   (iv) as to genuineness, any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Citigroup to be genuine and to have been signed or presented by the Company or other proper party or parties;

   (v) the reliance on or use by Citigroup or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Company or any other person or firm on behalf of the Company, including share certificates that are reasonably believed by Citigroup to bear the proper manual or facsimile signatures of the officers of the applicable Company, and the proper countersignature of any former transfer agent or former registrar or of a co-transfer agent or co-registrar of the Company; or

   (vi) the offer or sale of Shares in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any State that such Shares be registered in such State or in violation of any stop order or other determination or ruling by any Federal agency or any State with respect to the offer or sale of such Shares in such State.

and no Citigroup Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Citigroup reasonably believes in good faith to be genuine.

   (e) Citigroup shall not be liable for the errors of other service providers to a Company or their systems, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by Citigroup) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Company.

   (f) Subject to Section 3(a) of this Agreement, Citigroup shall reimburse each applicable Fund for any net losses to the Fund during each NAV Error Period resulting from an NAV Difference that is at least 1/10 of 1% but that is less than 1/2 of 1%. Citigroup shall reimburse the Fund on its own behalf and on behalf of each Fund shareholder for any losses experienced by the Fund or any Fund shareholder, as applicable, during each NAV Error Period resulting from an NAV Difference that is at least 1/2 of 1%; PROVIDED, HOWEVER, that Citigroup shall not be responsible for reimbursing any Fund with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $10.

   (g) For purposes of this Agreement: (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected divided by Recalculated NAV; (ii) NAV Error Period shall mean any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of 1/10 of 1% or more exists; (iii) NAV Differences and any Citigroup liability therefrom are to be calculated each time a Fund's (or Class's) NAV is calculated; (iv) in calculating any amount for which Forum would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (v) in calculating any amount for which Citigroup would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

   (h) Each Company has authorized or in the future may authorize Citigroup to act as a "Mutual Fund Services Member" for each Company or various Funds. Fund/SERV and Networking are services sponsored by the National Securities Clearing Corporation ("NSCC") and as used herein have the meanings as set forth in the then current edition of NSCC RULES AND PROCEDURES published by NSCC or such other similar publication as may exist from time to time. Each Company shall indemnify and hold Citigroup harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly or indirectly out of or attributed to any action or failure or omission to act by NSCC.

SECTION 4. REPRESENTATIONS AND WARRANTIES

   (a) Citigroup represents and warrants to each Company that:

   (i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

   (ii) It is duly qualified to carry on its business in the State of Maine;

   (iii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

   (iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

   (v) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

   (vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Citigroup, enforceable against Citigroup in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

   (b) Each Company represents and warrants to Citigroup that:

   (i) It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland;

   (ii) It is empowered under applicable laws and by its Organic Documents to enter into this Agreement and perform its duties under this Agreement;

   (iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

   (iv) It is an open-end management investment company registered under the 1940 Act;

   (v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

   (vi) A registration statement under the Securities Act is currently effective and will remain effective, and appropriate State securities law filings have been made and will continue to be made, with respect to all Shares of the Funds and Classes of the Company being offered for sale.

SECTION 5. COMPENSATION AND EXPENSES

   (a) In consideration of the services provided by Citigroup pursuant to this Agreement, each Company shall pay Citigroup, with respect to each Fund thereof, the fees as from time to time set forth in a separate written agreement between Citigroup and the Companies (the "Fee Schedule").

   All fees payable hereunder shall be accrued daily by the Company. The fees payable for the services listed in the Fee Schedule shall be payable monthly in arrears on the first day of each calendar month for services performed during the preceding calendar month. If fees payable for the services listed in clauses (i) and (ii) begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the applicable Company shall pay to Citigroup such compensation as shall be payable prior to the effective date of termination.

   Nothing in this Agreement shall require Citigroup to perform any of the services listed in Section I(a)(xxviii) of the Services Schedule, as such services may be performed by the Fund's independent accountant if appropriate.

   (b) In connection with the services provided by Citigroup pursuant to this Agreement, each Company, on behalf of each Fund, agrees to reimburse Citigroup for the expenses payable by the Company but incurred by Citigroup set forth in the Fee Schedule. Reimbursements shall be payable as incurred. Should the Company exercise its right to terminate this Agreement, the Company, on behalf of the applicable Fund, shall reimburse Citigroup for all reasonably incurred out-of-pocket expenses and employee time (at 150% of salary) associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities; PROVIDED HOWEVER, that the Company shall not be required to reimburse Citigroup for its employees' time as set forth above in the event this Agreement is terminated (i) because Citigroup has breached its standard of care in connection with one of its material obligations under this Agreement or
(ii) after May 25, 2005.

   (c) Citigroup may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of counsel to the Company or counsel to Citigroup; PROVIDED, HOWEVER, that Citigroup shall in all cases first reasonably attempt to apply to and obtain the advice and opinion of counsel to the Company. The costs of any such advice or opinion shall be borne by the Company.

   (d) Notwithstanding anything in this Agreement to the contrary, Citigroup and its affiliated persons may receive compensation or reimbursement from each Company with respect to: (i) the provision of services on behalf of the Funds in accordance with any Plan or Service Plan; (ii) the provision of shareholder support or other services; (iii) service as a director or officer of the Company; and (iv) services to the Company, which may include the types of services described in this Agreement, with respect to the creation of any Fund and the start-up of the Fund's operations.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

   (a) This Agreement, as amended and restated, shall become effective on September __, 2005. Upon effectiveness of this amended and restated Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Companies or the Funds.

   (b) This Agreement shall continue in effect with respect to a Fund until terminated.

   (c) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty (i) by the applicable Board on 60 days' written notice to Citigroup or (ii) by Citigroup on 60 days' written notice to the applicable Company.

   (d) This Agreement may be terminated with respect to a Fund at any time where the other party has materially breached any of its obligations hereunder including, with respect to Citigroup, the failure by Citigroup to act consistently with the standard of care set forth in Section 3(a). Termination pursuant to this subsection shall not be effective in less than thirty
(30) days after written notice thereof from the non-breaching party, which termination notice shall describe the breach; provided, however, that no such termination shall be effective if, with respect to any breach that is capable of being cured, within such thirty (30) day period the breaching party has cured such breach to the reasonable satisfaction of the non-breaching party.

   (e) The provisions of Sections 2(d), 3, 5, 6(e), 6(f), 8, 9, 10, 12, and 13 shall survive any termination of this Agreement.

   (f) Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Citigroup may, without further consent on the part of any Company, (i) assign this agreement to any affiliate of Citigroup or
(ii) subcontract for the performance hereof with any entity, including an affiliate of Citigroup;

PROVIDED HOWEVER, that Citigroup shall be as fully responsible to the Company for the acts and omissions of any subcontractor as Citigroup is for its own acts and omissions and that Citigroup shall not be relieved of any of its responsibilities hereunder.

SECTION 7. ADDITIONAL FUNDS AND CLASSES

   In the event that a Company establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement.

SECTION 8. CONFIDENTIALITY; PROPRIETARY INFORMATION

   (a) Citigroup agrees to treat all records and other information related to the Companies as proprietary information of the applicable Company and, on behalf of itself and its employees, to keep confidential all such information, except that Citigroup may:

   (i) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

   (ii) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

   (iii) release such other information as approved by the Company, which approval shall not be unreasonably withheld and may not be withheld where Citigroup is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Citigroup shall seek the approval of the Company as promptly as possible so as to enable the Company to pursue such legal or other action as it may desire to prevent the release of such information) or when so requested by the Company.

   (b) Each Company acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Citigroup on databases under the control and ownership of Citigroup or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to Citigroup or the third party. Each Company agrees to treat all Proprietary Information as proprietary to Citigroup and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

   (c) Citigroup acknowledges that the Shareholder list and all information related to Shareholders furnished to Forum by the applicable Company or by a Shareholder in connection with this Agreement (collectively, "Customer Data") constitute proprietary information of substantial value to the Company. In no event shall Proprietary Information be deemed Customer Data. Citigroup agrees to treat all Customer Data as proprietary to the Company and further agrees that it shall not divulge any Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Company.

SECTION 9. FORCE MAJEURE

   Citigroup shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. In addition, to the extent Citigroup's obligations hereunder are to oversee or monitor the activities of third parties, Citigroup shall not be liable for any failure or delay in the performance of Citigroup's duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Citigroup.

SECTION 10. ACTIVITIES OF CITIGROUP

   (a) Except to the extent necessary to perform Citigroup's obligations under this Agreement, nothing herein shall be deemed to limit or restrict Citigroup's right, or the right of any of Citigroup's managers, officers or employees who also may be a Director, officer or employee of a Company, or persons who are otherwise affiliated persons of the Company to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

   (b) Citigroup may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, including an affiliate of Citigroup, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Citigroup of its responsibilities hereunder. Citigroup may pay those persons for their services, but no such payment will increase Citigroup's compensation or reimbursement of expenses from a Company.

   (c) Each Company acknowledges and agrees that that services rendered by Citigroup under this Agreement with the assistance of Citigroup employees who have legal training are nevertheless not legal services.

SECTION 11. COOPERATION WITH INDEPENDENT ACCOUNTANTS

   Citigroup shall cooperate, if applicable, with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

SECTION 12. LIMITATION OF SHAREHOLDER AND DIRECTOR LIABILITY

   No Company shall be liable for the obligations of any other Company under this Agreement. The Directors of each Company and the shareholders of each Fund shall not be liable for any obligations of the Company or of the Funds under this Agreement, and Citigroup agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Company or the Fund to which Citigroup's rights or claims relate in settlement of such rights or claims, and not to the Directors of each Company or the shareholders of the Funds.

SECTION 13. MISCELLANEOUS

   (a) No party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

   (b) Except for Appendix A to add new Funds and Classes in accordance with
Section 7, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

   (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

   (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

   (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

   (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Citigroup and each Company and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

   (g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

   (h) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

   (i) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of a Company are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

   (j) Nothing contained in this Agreement is intended to or shall require Citigroup, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

   (k) No affiliated person, employee, agent, director, officer or manager of Citigroup shall be liable at law or in equity for Citigroup's obligations under this Agreement.

   (l) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

   (m) The term "affiliated person" shall have the meaning ascribed thereto in the 1940 Act.

   IN WITNESS WHEREOF, each Company and Citigroup hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                              ISI STRATEGY FUND, INC.

                                              By: /s/ R. Alan Medaugh
                                                  -----------------------------
                                                  R. Alan Medaugh
                                                  President

                                              MANAGED MUNICIPAL FUND, INC.

                                              By: /s/ R. Alan Medaugh
                                                  -----------------------------
                                                  R. Alan Medaugh
                                                  President

                                              NORTH AMERICAN GOVERNMENT
                                              BONDFUND, INC.

                                              By: /s/ R. Alan Medaugh
                                                  -----------------------------
                                                  R. Alan Medaugh
                                                  President

                                              TOTAL RETURN US TREASURY FUND,
                                              INC.

                                              By: /s/ R. Alan Medaugh
                                                  -----------------------------
                                                  R. Alan Medaugh
                                                  President

                                              CITIGROUP FUND SERVICES, LLC

                                              By: /s/ David I. Goldstein
                                                  -----------------------------
                                                  David I. Goldstein
                                                  Secretary

                                   ISI FUNDS
                              SERVICES AGREEMENT

                                  APPENDIX A

                      FUNDS AND CLASSES OF THE COMPANIES

COMPANY                                                        FUNDS                      CLASSES
--------------------------------------------  ---------------------------------------  --------------
ISI Strategy Fund, Inc.                       ISI Strategy Fund                        Single class

Managed Municipal Fund, Inc.                  Managed Municipal Fund                   Single class

North American Government Bond Fund, Inc.     North American Government Bond Fund      Class A Shares
                                                                                       Class C Shares

Total Return US Treasury Fund, Inc.           Total Return US Treasury Fund            Single class

                                    - A-1 -

                                   ISI FUNDS
                              SERVICES AGREEMENT

                                  APPENDIX B

                               SERVICES SCHEDULE

I. ADMINISTRATION SERVICES:

(a) Citigroup shall administer the Company's operations with respect to the Funds except those that are the responsibility of any other service provider hired by the Companies, all in such manner and to such extent as may be authorized by the Board.

   (b) With respect to each Company or Fund, as applicable, Citigroup shall:

   (i) coordinate (A) the preparation and maintenance by the Company's custodian, in such form, for such periods and in such locations as may be required by applicable United States law, of all documents and records relating to the operation of the Company required to be prepared or maintained by the Company or its agents pursuant to applicable law; (B) the reconciliation of account information and balances among the Company's custodian and Citigroup; and (C) the transmission of purchase and redemption orders for Shares;

   (ii) coordinate the performance of administrative and professional services rendered to the Company by others, including its custodian, as well as legal, auditing, shareholder servicing and other services performed for the Funds;

   (iii) provide the Company with adequate general office space and facilities and provide persons suitable to the Board to serve as ministerial officers of the Company, if requested;

   (iv) coordinate the service relationship between Citigroup, the other service providers to the Company, the Company and each investment adviser to a Fund to ensure an efficient and effective working relationship;

   (v) act as a liaison between and among Citigroup, the other service providers to the Company, the Company and each investment adviser to a Fund ensuring open communication between the various entities; and

   (vi) as a representative of Citigroup, attend meetings of the Board of each Company;

   (vii) with the cooperation of the Company's investment advisers, the officers of the Company and other relevant parties and the cooperation of the Company's

                        APPENDIX B -- SERVICES SCHEDULE

            counsel, prepare and disseminate materials for meetings of the Board, as applicable, including a general report to the Board covering the Company's operations;

   (viii)   subject to commentary following review by the Fund's counsel:

            (A) Based on information from the Fund's investment adviser, custodian, and distributor, and also information maintained by Citigroup under this Agreement, prepare for filing the following documents required to be filed by the Fund with the SEC ("SEC Filings") in either written or, if required or permitted, electronic format (e.g., pursuant to EDGAR):
                 (1) periodic and other requested updates to the Registration Statement on Form N-1A or N-2, (2) prospectuses for the Fund,
                 (3) Forms N-CSR and N-SAR and any required financial data schedules, (4) Forms N-PX, (5) Forms 24F, (6) joint insurance policy filings and (7) if requested and pursuant to mutually acceptable terms, proxy and information statements and related communications to shareholders;

            (B) Cause to be filed with the SEC all SEC Filings; provided that items (iii)(A)(1), (2) and (7) shall have been approved by the Fund and/or Fund counsel;

            (C) Oversee the printing of SEC Filings that are intended to be distributed to shareholders;

            (D) Assist Fund counsel in preparing SEC exemptive order requests and No-Action Letter requests.

   (ix) subject to commentary following review by the Fund's counsel, assist the Company's investment advisers and other appropriate persons with respect to regulatory compliance matters;

   (x) subject to commentary following review by the Fund's counsel prepare, file and maintain the Company's Organic Documents and minutes of meetings of the Board, Board committees and shareholders;

   (xi) subject to commentary following review by the Fund's counsel, maintain the Company's existence and good standing under applicable state law;

   (xii) monitor sales of Shares, ensure that the Shares are properly and duly registered with the SEC and register, or prepare applicable filings with respect to, the Shares with the various state and other securities commissions;

   (xiii) advise the Company and the Board on matters concerning the Company and its affairs;

                                    - B-2 -

                        APPENDIX B -- SERVICES SCHEDULE


   (xiv) assist the Company in the selection of other service providers, such as independent accountants, law firms and proxy solicitors;

   (xv) calculate, review and account for Fund expenses and report on Fund expenses on a periodic basis;

   (xvi) authorize the payment of Company expenses and pay, from Company assets, all bills of the Company;

   (xvii) prepare Fund budgets, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

   (xviii)  prepare financial statement expense information;

   (xix) prepare semi-annual financial statements and oversee the production of the semi-annual financial statements and any related report to the Company's shareholders prepared by the Company or its investment advisers, as applicable;

   (xx) file the Funds' semi-annual financial statements with the SEC or ensure that the Funds' semi-annual financial statements are filed with the SEC and oversee the distribution of the financial statements to shareholders;

   (xxi)    produce quarterly compliance reports for the Board;

   (xxii) calculate data with respect to yields, dividend yields, distribution rates and total returns for dissemination to information services covering the investment company industry, for advertising and sales literature of the Company and other appropriate purposes;

   (xxiii) report Fund data to investment company industry survey companies (i.e., Lipper, Inc.);

   (xxiv) maintain CUSIP, ticker, news media and tax identification number listings;

   (xxv) report applicable data to rating agencies (such as Standard & Poors) that rate a Fund;

   (xxvi) supervise the declaration of dividends and other distributions to shareholders and prepare and distribute to appropriate parties' notices announcing the declaration of dividends and other distributions to shareholders;

   (xxvii)  prepare Federal income and excise tax workpapers and provisions;

                                    - B-3 -

                        APPENDIX B -- SERVICES SCHEDULE


   (xxviii) prepare, execute and file all Federal income and excise tax returns and state income and other tax returns, including any extensions or amendments, each as agreed between the Company and Citigroup;

   (xxix) calculate required Fund distributions to maintain the qualification of each Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code") and avoid, if applicable, Federal excise tax;

   (xxx) perform other tax compliance and related reporting (limited to calculation of Code Section 851(b) "good income" and "diversification" testing, reporting the tax status of distributions and preparing year-end Federal tax notice data);

   (xxxi)   prepare financial statement tax provisions (limited to sixty
            (60) day shareholder tax notices disclosure, tax related footnotes and Statement of Position 95-3 ("ROCSOP") adjustments);

   (xxxii) calculate income distributions for Funds that declare income distributions more often than annually but not daily and calculate capital gain distributions (in addition to typical calendar year end capital gain distributions); and

   (xxxiii) perform monthly capital gain analyses based on book numbers adjusted for prior year unpaid spillback distribution requirements and capital loss carryforwards.

                                    - B-4 -

                        APPENDIX B -- SERVICES SCHEDULE


II. FUND ACCOUNTING SERVICES:

(a) With respect to the Company or Fund, Citigroup shall:

   (i) calculate the net asset value per share ("NAV") with the frequency prescribed in the Fund's then-current Prospectus;

   (ii) calculate each item of income, deduction, credit, gain and loss, if any, and process each Fund's stated expense ratio as required by the Company and in conformance with generally accepted accounting practice ("GAAP"), the SEC's Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

   (iii) maintain the Fund's general ledger and record all income, gross expenses, capital share activity and security transactions of each Fund;

   (iv) calculate the "SEC yield" and money market fund seven day yields for the Fund, and each Class thereof, as applicable;

   (v) provide the Company and such other persons as the Administrator may direct with the following reports (A) Key Numbers Summary, (B) trial balance, (C) current security position report by tax lot, (D) security position report by security identifier, (E) stale pricing and (F) cash position and projection report;

   (vi) prepare and record once daily, as of the time when the NAV of the Fund is calculated or at such other time as otherwise directed by the Company, either (A) a valuation of the assets of the Fund (unless otherwise specified in or in accordance with this Agreement, based upon the use of outside services normally used and contracted for this purpose by Citigroup in the case of securities for which information and market price or yield quotations are readily available and based upon evaluations conducted in accordance with the instructions of the Company in the case of all other assets) or (B) a calculation confirming that the market value of the Fund's assets does not deviate from the amortized cost value of those assets by more than a specified percentage;

   (vii) make such adjustments over such periods, as the Company deems necessary to reflect over-accruals or under-accruals of estimated expenses or income;

   (viii) provide appropriate records to assist the Company's independent accountants and, upon approval of the Company, any regulatory body in any requested review of the Company's books and records maintained by Citigroup;

   (ix) transmit the NAVs and dividend factors of the Fund to those persons designated by the Company in writing either by Internet e-mail or facsimile transmission;

                                    - B-5 -

                        APPENDIX B -- SERVICES SCHEDULE


   (x) provide the Company with the data requested by the Company that is required to update the Registration Statement;

   (xi) provide the Company or its independent accountants the data requested with respect to the preparation of the Company's income, excise and other tax returns;

   (xii) provide the Company or its independent accountants with unadjusted Fund data directly from Citigroup's portfolio accounting system for any Fund business day and other data reasonably requested for the preparation of each Company's semi-annual financial statements;

   (xiii) process all distributions as directed in writing by the Company;

   (xiv) transmit to and receive from the Fund's transfer agent appropriate data to reconcile daily Shares outstanding and other data with the transfer agent;

   (xv) reconcile cash daily and reconcile security identifier, units, maturities and rates at least monthly with the Fund's custodian;

   (xvi) verify investment trade tickets when received from an investment adviser and maintain individual ledgers and historical tax lots for each security; and

   (xvii) perform such other recordkeeping, reporting and other tasks as may be specified from time to time by the Company or the Administrator in the procedures adopted by the Board pursuant to mutually acceptable compensation and implementation agreements.

   (b) Citigroup shall prepare and maintain on behalf of each Company the following books and records of each Fund, and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act (the "Rule"):

   (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

   (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv) of the Rule);

   (iii) A record of each brokerage order given by or on behalf of each Company for, or in connection with, the purchase or sale of securities, whether executed or not, and all other portfolio purchases or sales, as required by subsections (b)(5) and (b)(6) of the Rule;

   (iv) A record of all options, if any, in which each Fund has any direct or indirect interest or which each Fund has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property, as required by subsection (b)(7) of the Rule;

   (v) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

   (vi) Other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to those provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

                                    - B-6 -

                        APPENDIX B -- SERVICES SCHEDULE


III.TRANSFER AGENCY SERVICES

1.  GENERAL SERVICES

   (a) In accordance with procedures established from time to time by agreement between each Company and Citigroup, Citigroup will perform the following services with respect to each Company:

   (i) provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including: (A) maintaining all Shareholder accounts, (B) preparing Shareholder meeting lists, (C) mailing proxies and related materials to Shareholders, (D) mailing Shareholder reports and prospectuses to current Shareholders, (E) withholding taxes on U.S. resident and non-resident alien accounts, (F) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders, (G) preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts,
   (H) preparing and mailing activity statements for Shareholders, and
   (I) providing Shareholder account information;

   (ii) receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation therefor to the custodian of the applicable Fund (the "Custodian") or, in the case of Fund's operating in a master-feeder or fund of funds structure, to the transfer agent or interestholder recordkeeper for the master portfolios in which the Fund invests;

   (iii) pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

   (iv) receive for acceptance redemption requests and deliver the appropriate documentation therefor to the Custodian or, in the case of Fund's operating in a master-feeder structure, to the transfer agent or interestholder recordkeeper for the master fund in which the Fund invests;

   (v) as and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders;

   (vi) effect transfers of Shares upon receipt of appropriate instructions from Shareholders;

   (vii) prepare and transmit to Shareholders (or credit the appropriate Shareholder accounts) payments for all distributions declared by the Company with respect to Shares;

                                    - B-7 -

                        APPENDIX B -- SERVICES SCHEDULE


   (viii) issue share certificates and replacement share certificates for those share certificates alleged to have been lost, stolen, or destroyed upon receipt by Citigroup of indemnification satisfactory to Citigroup and protecting Citigroup and the Company and, at the option of Citigroup, issue replacement certificates in place of mutilated share certificates upon presentation thereof without requiring indemnification;

   (ix) receive from Shareholders or debit Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received;

   (x) track shareholder accounts by financial intermediary source and otherwise as reasonably requested by the Company and provide periodic reporting to each Company or its administrator or other agent;

   (xi) maintain records of account for and provide reports and statements to the Company and Shareholders as to the foregoing;

   (xii) record the issuance of Shares of the Company and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended ("1934 Act") a record of the total number of Shares of the Company, each Fund and each Class thereof, that are authorized, based upon data provided to it by the Company, and are issued and outstanding and provide the Company on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

   (xiii) provide a system that will enable the Company to calculate the total number of Shares of each Fund and Class thereof sold in each State;

   (xiv) monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States; and

   (xv) oversee the activities of proxy solicitation firms.

   (b) Citigroup shall receive and tabulate proxy votes, coordinate the tabulation of proxy and shareholder meeting votes and perform such other additional services as may be specified from time to time by each Company, all pursuant to mutually acceptable compensation and implementation agreements.

   (c) Each Company (i) shall identify to Citigroup in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction (collectively "States") and (ii) shall monitor the sales activity with respect to Shareholders domiciled or resident in each State. The responsibility of Citigroup for each Company's State registration status is solely limited to the reporting of transactions to each Company, and Citigroup shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of each Company or its administrator or other agent.

                                    - B-8 -

                        APPENDIX B -- SERVICES SCHEDULE


   (d) Citigroup shall establish and maintain facilities and procedures reasonably acceptable to each Company for the safekeeping, control, preparation and use of share certificates, check forms, and facsimile signature imprinting devices. Citigroup shall establish and maintain facilities and procedures reasonably acceptable to each Company for safekeeping of all records maintained by Citigroup pursuant to this Agreement.

   (e) Citigroup shall cooperate with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

2. RECORDKEEPING

   (a) Prior to the commencement of Citigroup's responsibilities under this Agreement, if applicable, each Company shall deliver or cause to be delivered over to Citigroup (i) an accurate list of its Shareholders, showing each Shareholder's address of record, number of Shares owned and whether such Shares are represented by outstanding share certificates and (ii) all Shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by Citigroup under this Agreement (collectively referred to as the "Materials"). Each Company shall on behalf of each applicable Fund or Class indemnify and hold Citigroup harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any error, omission, inaccuracy or other deficiency of the Materials, or out of the failure of the Company to provide any portion of the Materials or to provide any information in each Company's possession or control reasonably needed by Citigroup to perform the services described in this Agreement.

3. ISSUANCE AND TRANSFER OF SHARES

   (a) Citigroup shall make original issues of Shares of each Fund and Class thereof in accordance with the applicable Company's then-current prospectus only upon receipt of (i) instructions requesting the issuance, (ii) a certified copy of a resolution of the Board authorizing the issuance, (iii) necessary funds for the payment of any original issue tax applicable to such Shares, and
(iv) an opinion of the Company's counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Company of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules thereunder. If the opinion described in (iv) above is contingent upon a filing under Section 24 of the 1940 Act, the Company shall indemnify Citigroup for any liability arising from its failure to comply with that section or the rules thereunder.

   (b) Transfers of Shares of each Fund and Class thereof shall be registered on the Shareholder records maintained by Citigroup. In registering transfers of Shares, Citigroup may rely upon the Uniform Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of Citigroup's counsel, protect Citigroup and the Company from

                                    - B-9 -

                        APPENDIX B -- SERVICES SCHEDULE

liability arising from (i) not requiring complete documentation,
(ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal. As transfer agent, Citigroup will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

4. SHARE CERTIFICATES

   (a) Each Company shall furnish to Citigroup a supply of blank share certificates of each Fund and Class thereof and, from time to time, will renew such supply upon Citigroup's request. Blank share certificates shall be signed manually or by facsimile signatures of officers of the applicable Company authorized to sign by the Organic Documents of the Company and, if required by the Organic Documents, shall bear the Company's seal or a facsimile thereof. Unless otherwise directed by a Company, Citigroup may issue or register Share certificates reflecting the manual or facsimile signature of an officer who has died, resigned or been removed by the Company.

   (b) New Share certificates shall be issued by Citigroup upon surrender of outstanding Share certificates in the form deemed by Citigroup to be properly endorsed for transfer and satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes. Citigroup shall forward Share certificates in "non-negotiable" form by first-class or registered mail, or by whatever means Citigroup deems equally reliable and expeditious. Citigroup shall not mail Share certificates in "negotiable" form unless requested in writing by the applicable Company and fully indemnified by the Company to Citigroup's satisfaction.

   (c) In the event that a Company informs Citigroup that any Fund or Class thereof does not issue share certificates, Citigroup shall not issue any such share certificates and the provisions of this Agreement relating to share certificates shall not be applicable with respect to those Funds or Classes thereof.

5. SHARE PURCHASE; ELIGIBILITY TO RECEIVE DISTRIBUTIONS

   (a) Shares shall be issued in accordance with the terms of a Fund's or Class' prospectus after Citigroup or its agent receives either:

   (i) (A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

   (ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

   (b) Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the Prospectus pursuant to which the Shares are offered.

                                   - B-10 -

                        APPENDIX B -- SERVICES SCHEDULE


   (c) Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the prospectus of the applicable Class or Fund:

   (i) for a wire received, at the time of the receipt of the wire;

   (ii) for a check drawn on a member bank of the Federal Reserve System, on the next Fund business day following receipt of the check; and

   (iii) for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as Citigroup is credited with Federal Funds with respect to that check.

                                   - B-11 -